EXHIBIT 3.3(i)


             AMENDMENT NO. 1 TO RESTATED BY-LAWS OF
                  MONTGOMERY WARD HOLDING CORP.



          This Amendment No. 1 ("Amendment No. 1") to the Restated By-laws of MONTGOMERY WARD HOLDING CORP., a Delaware corporation (the "Company"), is consented to and made as of the 21st day of September, 1994 pursuant to a unanimous consent of the Board of Directors of the company in lieu of a meeting.

          1. Paragraph (a) of Section 1 of Article III of the By-laws is hereby amended and restated as of the date hereof as set forth on Exhibit A hereto.

          2.   This Amendment No. 1 is adopted by the Board of
Directors of the Company as provided in Article IX of the By-laws.

          3. Except as amended hereby, the By-laws, as previously amended, shall remain in full force and effect.


                            EXHIBIT A

          (a) Number of Directors Except as otherwise provided in the other paragraphs of this Section 1, the total number of directors which shall be elected by the stockholders shall be eleven (11), of which six (6) shall be designated by the "Designator" (defined in Article VIII) and five (5) shall be designated by "GE Capital" (defined in Article VIII).